EXHIBIT 99.1

FOR FINAL RELEASE

Tongxin International, Ltd.

Tongxin Announces Final Approval of Shareholder

Lawsuit Settlement

CHANGSHA, China, July 23, 2012 - Tongxin International Ltd., (Pink Sheets: TXIC), a China-based manufacturer of engineered vehicle body structures ("EVBS") and stamped parts for the commercial automotive industry, today reported that the United States District Court for the Central District of California granted final approval of the settlement agreement entered between Tongxin and the plaintiffs in the class-action lawsuits against the Company filed in January 2011.

A tentative settlement agreement with the plaintiffs of the shareholder lawsuits was reached earlier this year, and the Court previously granted preliminary approval of the settlement. The hearing on the motion for final approval of the settlement was held on July 9, 2012 and approval was granted by the Court.

Under the settlement agreement, all shareholder lawsuits against the Company will be terminated in return for payment of a total settlement amount of $3 million, which is to be paid by the Company’s D&O insurance carrier.

The class covered by the lawsuits consists of all persons who purchased Tongxin common stock during the period from May 18, 2009 through December 17, 2010. Plaintiffs had alleged that Tongxin and certain of its officers and directors violated the Securities Exchange Act of 1934 by issuing, between May 18, 2009 and December 17, 2010, allegedly materially false and misleading statements regarding Tongxin International’s business and financial results. Under the terms of the settlement as approved by the Court, there is no admission of any validity of the claims, no admission of any wrongdoing, no admission of any liability, and no admission of any fault.

About Tongxin International Ltd.

Tongxin International Ltd., the largest independent supplier of EVBS in China, is capable of providing EVBS for both the commercial truck and light vehicle market segments. The Company also designs, fabricates and tests dies used in the vehicle body structure manufacturing process. EVBS consists of exterior body panels including doors, floor pans, hoods, side panels and fenders. Tongxin International Ltd. maintains a network of over 130 customers throughout 21 provinces in China. Headquartered in Changsha, the Company also maintains regional manufacturing in Dali, Ziyang and Zhucheng. For more information, please visit www.txicint.com or www.hntx.com

Forward- Looking Statements

Statements contained in this press release, which are not historical fact, constitute Forward-Looking Statements. Actual results may differ materially due to numerous important factors that are described in Tongxin International Ltd.'s reports to the SEC, which may be revised or supplemented in subsequent reports to the SEC. Such factors include, among others, the cost and timing of implementing restructuring actions, the Company's ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Tongxin International Ltd. does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact

In the U.S.:

Stanley Wunderlich, CEO

Consulting for Strategic Growth 1

Tel: 1-800-625-2236

Fax: 1-646-205-7771

Email: swunderlich@cfsg1.com